Coopers & Lybrand


                      Consent of Independent Accountants

To the Trustees and Shareholders of Scudder U.S. Treasury Money Fund:


We consent to the incorporation by referecne in Post-Effective Amendment No. 20 to the Registration Statement of Scudder U.S. Treasury Money Fund on Form N-1A, of our report dated August 5, 1997 on our audit of the financial statements and financial highlights of the Scudder U.S. Treasury Money Fund, which report is included in the Annual Report to Shareholders for the year ended June 30, 1997, which is incorporated by reference in the Registration Statement.


We also consent to the reference to our Firm under the caption, "Experts."

                                                     /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                                   Coopers & Lybrand L.L.P.
October 16, 1997